Exhibit 99.1

At ERBA Diagnostics, Inc.’s annual meeting of stockholders held on December 15, 2015, Mohan Gopalkrishnan, Chief Executive Officer of ERBA Diagnostics, gave the following speech.

Today’s remarks and discussion will include “forward-looking statements.” ERBA Diagnostics claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements may be preceded by, followed by or otherwise include the words “may,” “will,” “expects,” “anticipates,” “intends,” “could,” “would,” “should” or similar expressions or statements that certain events or conditions may occur. Except for statements of historical fact, all opinions, forecasts, projections, estimates, future plans and other statements are forward-looking. These forward-looking statements are based largely on the current assumptions and expectations made by ERBA Diagnostics and on the information currently available to it and are subject to risks and uncertainties, which may cause ERBA Diagnostics’ actual performance and results to vary in a material way from those expressed or implied in any forward-looking statement. If any one or more of these risks or uncertainties should materialize, or if any one or more of ERBA Diagnostics’ underlying assumptions or expectations should prove incorrect, then actual results may differ materially from the results expressed or implied in today’s remarks and discussion. Please refer to the risks and uncertainties detailed in ERBA Diagnostics’ filings with the Securities and Exchange Commission, including, without limitation, those contained in the “Risk Factors” sections of such filings. ERBA Diagnostics does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements, including, without limitation, to reflect the occurrence of anticipated or unanticipated events or circumstances after today’s remarks and discussion.

As mentioned in my letter to the stockholders, we have been making significant progress in our transformational journey, with the same four key areas of focus and the added fifth area of focus – Talent Acquisition.

1.	Revenue growth through planned portfolio and market expansion in the United States and globally;

2.	Consolidate manufacturing and sales operations to drive operational efficiency;

3.	Continue to search for more acquisitions which will provide new markets, products and technologies;

4.	Integrate and optimize financial systems across all companies; and

5.	Talent pool to align with growth and efficiency objectives.

While we have made significant progress, the pace has been slower than desired as the upskilling of the available talent pool is a slow process.

Talent Acquisition:

I will start with Talent Acquisition as this area is the key to driving the growth objectives of the organization effectively and the impact it has had so far.

Sales and Marketing:

As announced in May 2015, we appointed Chandra Krishnan as Sr. VP of Sales, Marketing and Business Development. We also appointed 4 new sales persons in the US and increased our focus on the Latin American markets. In line with our strategic objective to expand our US market presence through distribution channels, ERBA Diagnostics appointed John Hutton as Channel Manager who works closely with our key distributors to increase their sales reps’s mind share for ERBA products. John has also been working on expanding the distribution network to effectively cover the fragmented POL segment in the US.

Manufacturing and Operations Consolidation:

As mentioned, we completed the consolidation of our reagents manufacturing operations in Miami Lakes in November 2014. We did go through validation and stabilization pains early in the year that resulted in significant back order situation for the immunology range of products impacting revenue growth in the first half of 2015.

We have been strengthening our Operations team since January 2015 with a new VP of Operations. We have restructured the Manufacturing team with a focus on improving operations efficiency. The team was able to reduce the backorders to a very small volume by the end of June 2015 through effective demand planning. As mentioned in my stockholder letter, we had significant upgradation work on some of our acquired instruments. The Operations team has been able to complete these upgradations in the first of half of 2015.

We continue to strengthen this team to enable us to provide, timely high quality products to our customers.

Finance and Accounting:

As announced in May 2015, we appointed Ernesina Scala as our CFO and have since hired qualified and experienced personnel including a Controller and Sr. Manager for SEC reporting and M&A.

Quality and Regulatory:

We have restructured and strengthened the QA/RA/QC teams in early 2015. We are happy to announce that our Immunology range of products ISO 13485 renewal at the new facility was completed. We also received the ISO 9001 renewal for the Hematology, Diabetes and Clinical Chemistry product lines.

This team supported the certification of 510 K for XL 400, Clinical Chemistry Analyser and CLIA Moderate Complexity for the entire range of assays for both XL 200 and XL 400 in 2015.

These instruments are manufactured by Transasia Biomedical India and distributed by ERBA Diagnostics in the U.S., while the entire range of reagents for these instruments is manufactured by ERBA Diagnostics in Miami Lakes.

Continuing the Search for Acquisitions:

We continue to explore potential acquisitions, both in the United States and internationally, which will provide new markets, products and technologies. These efforts are backed by our previously reported stock purchase agreement and warrant with our principal stockholder, ERBA Diagnostics Mannheim GmbH.

Wynwood Property:

In June 2015, we had announced that the proposed sale of the property had not gone through. Since then, the rezoning of the Wynwood area has been completed – from Industrial to mixed land use. We have seen an increase in the prices paid for other properties in the area since then. Some of the recent sales in the area were around $300-$400 per square foot. While our property remains for sale, these figures have influenced us to take a “wait and watch” approach. We are working towards marketing the property selectively to large developers in an effort to improve the value of our approximately 97,000 square foot property from its prior estimated value of approximately $23 million.

Class Action Law Suits:

On the subject of the class action law suits. While we have not yet been served with any Complaints, we have retrieved, from publicly-available court files, copies of two Complaints filed on December 1 and December 2, 2015. It is very important to note that we have been advised by ERBA Mannheim that ERBA Mannheim (which owns >80% of the outstanding shares of our company) will not be joining any class action and will not be bringing a claim against us. We cannot yet calculate the total potential damages, but based upon our understanding of the public float (excluding ERBA Mannheim) and the price drop alleged by one of the Claimants we have seen, the number appears to be around US $2,500,000. Like other public companies, we have insurance, which we expect to cover matters such as securities claims like these. We thank our investors and are hopeful that most of you will continue to stay with us and support our growth objectives.

3